EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-37913, 33-41664, 33-41665, 33-41783, 33-65754, 33-71008,
33-71010, 33-86368, 33-86370, 33-86372, 333-03427, 333-03429, 333-65497,
333-65499, 333-65501, 333-72395, 333-96501) pertaining to the Micrografx, Inc.
Incentive and Nonstatutory Stock Option Plan, as amended, the Micrografx, Inc. Employee Stock Purchase Plan, as amended, the Micrografx, Inc. Restricted Stock Purchase Plan and the Micrografx, Inc. Directors Stock Purchase Plan, as amended, of our report dated October 11,2000, with respect to the consolidated financial statements and schedule of Micrografx, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2000.

/s/ Ernst & Young LLP

Dallas, Texas
October 11, 2000


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